PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)(3) of
                                            the Rules and Regulations Under the
(To Prospectus dated June 7, 1999           Securities Act of 1933
and to the Prospectus Supplements
dated July 22, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,         Registration Statement No. 333-63563
November 12, 1999, December
28, 1999, February 24, 2000, March
3, 2000, March 30, 2000, April 20,
2000 May 12, 2000, May 19, 2000,
August 4, 2000, August 16, 2000,
September 15, 2000, November 13, 2000,
November 16, 2000, December 26, 2000,
January 22, 2001, February 1, 2001,
March 1, 2001, April 9, 2001, May 17,
2001, August 16, 2001, October 5, 2001
and November 19, 2001)


                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK

                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

     Attached hereto and incorporated by reference herein are the Current Reports on Form 8-K of the Company dated February 7, 2002, filed with the Securities and Exchange Commission (the "Commission") on February 8, 2002, and dated February 15, 2002, filed with the Commission on February 15, 2002.


                        ---------------------------------


     This Prospectus Supplement, together with the Prospectus, is to be used by Credit Suisse First Boston Corporation in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. Credit Suisse First Boston Corporation may act as principal or agent in such transactions.


February 28, 2002

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: FEBRUARY 7, 2002




                               INSILCO HOLDING CO.
                               -------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                     0-24813                 06-1158291
           --------                     -------                 ----------
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
 incorporation or organization)                           Identification Number)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
                                 --------------
               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)

================================================================================

ITEM 5.  OTHER EVENTS.

Insilco Holding Co.'s press release issued February 7, 2002 is attached as an exhibit and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

   (c)   Exhibits.

         EXHIBIT NO.                       DESCRIPTION

            99 (a)        Press release of the Company issued February 7, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                INSILCO HOLDING CO.
                                     ----------------------------------------
                                     Registrant

Date:    February 8, 2002            By: /s/ MICHAEL R. ELIA
                                         --------------------------------------
                                         Michael R. Elia
                                         Senior Vice President, Chief Financial
                                         Officer, Treasurer and Secretary

                                  EXHIBIT INDEX

     EXHIBIT NO.                     DESCRIPTION

     99 (a)           Press release of the Company issued February 7, 2002.

                                                                   EXHIBIT 99(A)
                                                                   -------------
[INSILCO LOGO]
Excellence in Electronics and Telecommunications Components
                                                           FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
                                  NEWS RELEASE
--------------------------------------------------------------------------------

INVESTORS:  MICHAEL R. ELIA     SR. VICE PRESIDENT & CFO        (614) 791-3117
MEDIA:      MELODYE DEMASTUS    MELROSE CONSULTING              (614) 771-0860

       INSILCO HOLDING CO. PROVIDES SALES AND EARNINGS GUIDANCE FOR Q4 `01

                   INITIATES REVIEW OF STRATEGIC ALTERNATIVES

COLUMBUS, OHIO, FEBRUARY 7, 2002 -- INSILCO HOLDING CO. (OTC BULLETIN BOARD:
INSL) stated that it expects to report fourth quarter 2001 sales of $51.2 million and EBITDA of $0.5 million. The Company expects to report an operating loss for the quarter of $60.9 million, and a loss from continuing operations of $72.4 million. The Company's operating results will include $3.5 million in charges relating to severance incurred and asset write-downs taken under the Company's cost reduction plans, and $53.0 million in goodwill impairment charges relating to certain of the Company's acquisitions. The Company stated that it expects to be in compliance with its credit facility covenants as of year-end 2001. The Company plans to report fourth quarter results the week of March 4, 2002.

The Company also stated that it has initiated a review of its strategic alternatives. Gleacher & Co. LLC has been retained by the Company to assist management and the Board of Directors in the review.

Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies, Inc., is a leading global manufacturer and developer of a broad range of magnetic interface products, cable assemblies, wire harnesses, fiber optic assemblies and subassemblies, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components.

Insilco maintains more than 1.5 million square feet of manufacturing space and has 21 locations throughout the United States, Canada, Mexico, China, Northern Ireland, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at WWW.INSILCO.COM or WWW.INSILCOTECHNOLOGIES.COM.

The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties, including statements in paragraph one with respect to: sales and earnings expectations; compliance with the company's credit facility covenants, and charges related to the company's goodwill impairment and severance and write-down costs associated with its ongoing cost restructuring activities. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, changes in interest rates, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2000 and subsequent reports on Form 10-Q. Copies of these filings may be obtained by contacting the Company or the SEC.

                                      # # #

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: FEBRUARY 15, 2002



                               INSILCO HOLDING CO.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



    Delaware                         0-24813                   06-1158291
    --------                         -------                   ----------
 (STATE OR OTHER                  (COMMISSION                 (IRS EMPLOYER
 JURISDICTION OF                    FILE NO.)             IDENTIFICATION NUMBER)
 INCORPORATION
OR ORGANIZATION)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
               --------------------------------------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)


================================================================================

ITEM 5.  OTHER EVENTS.

Insilco Holding Co.'s press release issued February 15, 2002 is attached as an exhibit and is incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.


              EXHIBIT NO.                   DESCRIPTION

                99 (a)    Press release of the Company issued February 15, 2002.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        INSILCO HOLDING CO.
                                        --------------------------------------
                                        Registrant


Date: February 15, 2002                 By: /s/   MICHAEL R. ELIA
                                            ----------------------------------
                                            Michael R. Elia
                                            Senior Vice President,
                                            Chief Financial Officer, Treasurer
                                            and Secretary

                                  EXHIBIT INDEX



    EXHIBIT NO.                         DESCRIPTION

     99(a)            Press release of the Company issued February 15, 2002.

                                                                   EXHIBIT 99(A)
                                                                   -------------
INSILCO
=======

Excellence in Electronics and
Telecommunications Components                              FOR IMMEDIATE RELEASE
================================================================================
                                  NEWS RELEASE
================================================================================
INVESTORS:  MICHAEL R. ELIA     SR. VICE PRESIDENT & CFO         (614) 791-3117
MEDIA:      MELODYE DEMASTUS    MELROSE CONSULTING               (614) 771-0860



          INSILCO HOLDING CO. TO UTILIZE 30-DAY GRACE PERIOD UNDER BOND
                INDENTURE WHILE EVALUATING STRATEGIC ALTERNATIVES

-PROVIDES LIQUIDITY UPDATE, ALL BUSINESS OPERATIONS TO CONTINUE ON NORMAL BASIS-

COLUMBUS, OHIO - FEBRUARY 15, 2002 -- INSILCO HOLDING CO. (OTC BULLETIN BOARD:
INSL) said today that in connection with its earlier decision to seek outside assistance in the review of its strategic alternatives, the Company will utilize the 30-day grace period under the indenture governing its 12% Senior Subordinated Notes due 2007, and will not make its scheduled $7.2 million interest payment due February 15, 2002. The failure to make the required interest payment within the 30-day grace period will create an event of default under the indenture governing the notes and the senior credit facility.

Further, the Company will seek formation of an ad hoc committee of its note holders to participate in discussions with Insilco and its senior secured lenders concerning Insilco's strategic alternatives, including a consensual restructuring of its capital structure. As with any negotiation, no assurance can be given as to when and if the Company will succeed in concluding any such agreement with its stakeholders.

Insilco currently has approximately $24 million in cash and cash equivalents. The Company emphasized that all of its business units are operating, and will continue to operate, as usual. Moreover, the Company stated that its financial resources currently enable it to pay in a timely manner all the operating and trade obligations associated with conducting its businesses.

David A. Kauer, President and CEO of Insilco, said, "We currently have the resources to continue providing our customers with the high quality products and services to which they are accustomed, and we are committed to all current and future projects.

"Our core businesses remain sound. However, the cyclical weakness in our primary markets has created a challenge for the Company given its current capital structure, which entails substantial debt-servicing at the corporate level. To assist the Company in evaluating the best way to address this situation, we recently sought the assistance of financial advisors. Insilco and our advisors look forward to working with the Company's senior secured lenders and note holders to develop a capital structure that will allow Insilco to capitalize on our strong customer relationships, broad product line and global operating presence when our primary markets rebound," he concluded.

                                     -more-

Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies, Inc., is a leading global manufacturer and developer of a broad range of magnetic interface products, cable assemblies, wire harnesses, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components.

Insilco maintains more than 1.5 million square feet of manufacturing space and has 21 locations throughout the United States, Canada, Mexico, China, Northern Ireland, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at WWW.INSILCO.COM or WWW.INSILCOTECHNOLOGIES.COM.

THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS WITH RESPECT TO: THE FORMATION OF AN AD HOC COMMITTEE OF NOTE HOLDERS, DISCUSSIONS WITH THE NOTE HOLDERS AND SENIOR SECURED LENDERS REGARDING THE COMPANY'S STRATEGIC ALTERNATIVES, CURRENT BUSINESS OPERATIONS AND FINANCIAL RESOURCES, FUTURE PROJECTS, AND THE DEVELOPMENT OF AN APPROPRIATE CAPITAL STRUCTURE. IT IS IMPORTANT TO NOTE THAT RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING: THE COMPANY'S ABILITY TO OBTAIN A CONSENSUAL AGREEMENT AMONG THE STAKEHOLDERS TO A RESTRUCTURING OF ITS CAPITAL STRUCTURE, AND THE TIMING THEREOF, THE MARKET CONDITIONS FOR OUR BUSINESS, AND OTHER FACTORS WHICH COULD NEGATIVELY IMPACT OUR OPERATING RESULTS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AND SUBSEQUENT REPORTS ON FORM 10-Q. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE SEC.

                                      # # #